Exhibit 99.1


[LOGO]    Banknorth Group
          News Release
          300 Financial Plaza, P.O. Box 5420
          Burlington, VT  05401


For Release:  Friday, July 31, 1998, 9:00 a.m. EDT

Contact:
  William H. Chadwick      George W. Dougan              Thomas J. Pruitt
  President & CEO          Chairman, President & CEO     EVP & CFO
  Banknorth Group, Inc.    Evergreen Bancorp, Inc.       Banknorth Group, Inc.
  (802) 860-5560           (518) 792-1151                (802) 860- 5558


                    BANKNORTH GROUP AND EVERGREEN BANCORP
                          ANNOUNCE MERGER AGREEMENT

BURLINGTON, VT, July 31, 1998. William H. Chadwick, President and Chief Executive Officer, of Banknorth Group, Inc. (NASDAQ-BKNG), and George W. Dougan, Chairman, President and Chief Executive Officer of Evergreen Bancorp, Inc. (NASDAQ-EVGN). today jointly announced that they have signed a definitive merger agreement under which Evergreen will be merged into Banknorth.

      Under the terms of the merger agreement, shareholders of Evergreen will receive .90 shares of Banknorth common stock for each whole share of Evergreen common stock plus cash in lieu of any fractional shares. Approximately 7.9 million shares of Banknorth common stock will be issued in the transaction. The exchange will be tax free and accounted for as a pooling of interests. Both Banknorth and Evergreen also announced the recision of their existing stock repurchase programs.

      Based on an average of the five preceding trading days closing price of Banknorth common stock of $36.84 per share, the deal is valued at $291.2 million and Evergreen shareholders will receive $33.16 of Banknorth common stock for each share of Evergreen common stock. The price equates to 3.3 times the tangible book value of Evergreen at June 30, 1998, and 22.7 times Evergreen's 1999 earnings estimates of $1.46. The transaction is expected to enhance Banknorth's earnings in 1999.

      In making the announcement, Chadwick said, "This merger is consistent with our strategic objectives of expanding into contiguous community banking oriented markets, leveraging our capital infrastructure to enhance earnings, strengthening fee income through the addition of significant trust assets and providing an additional platform for further growth.

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Banknorth and Evergreen To Merge
Page 2

Evergreen has a well-known reputation as a commercial bank and has demonstrated a strong commitment to the communities it serves. They are just like us in many ways and the fit is a natural. We are pleased to have George Dougan and Evergreen Bank as part of the Banknorth team," he said.

      "We considered several strategic alternatives for the future of Evergreen", said George Dougan. "With Banknorth we have chosen a partnership with a company whose style of banking, as well as historical roots and traditions are very similar to ours. Banknorth's style and plan achieve our goal of having the least amount of disruption in the communities we serve. Evergreen Bank will continue to serve it's customers and grow the franchise throughout our market area, while providing our shareholders with continued earnings growth, a strong dividend and additional capital appreciation potential." he said. Dougan will be named Vice Chairman of Banknorth and a member of its Policy Group, in addition to his role as President of Evergreen Bank. Two Evergreen board members, in addition to Dougan, will be elected to Banknorth's board of directors. Evergreen Bank, N.A. will continue to operate as a separate bank with its own board of directors.

      The agreement is subject to the approval of both Evergreen and Banknorth shareholders, as well as the approval of regulators. It is anticipated that the merger will be completed by the end of 1998 or early in the first quarter of 1999. As part of the agreement, Evergreen gave Banknorth an option to purchase 19.9 percent of its outstanding common stock under certain circumstances.

      Total assets of Banknorth at June 30, 1998, were $3.0 billion. On July 1, 1998, Banknorth announced an agreement to purchase for cash, the Berkshire County Massachusetts franchise, including its private banking services that include an investment management portfolio of approximately $1.0 billion, from BankBoston, N.A. The 10 branches in the Berkshire franchise have approximately $285 million in deposits and $118.0 million in loans. That transaction is expected to close in the fourth quarter of 1998. After the completion of both the BankBoston and Evergreen transactions, total assets of Banknorth will be approximately $4.3 billion.

      A conference call on the acquisition announcement will be held at 10:00 a. m. EDT on Monday August 3, 1998. Interested parties should call 1-800 553-0318.

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Banknorth and Evergreen To Merge
Page 3

      Banknorth Group, Inc., presently includes seven community banks, Banknorth Mortgage Company, Inc. and The Stratevest Group, N.A., a trust and management investment firm. The Company has offices in Massachusetts, New Hampshire and Vermont.

      Except for historical information contained herein, the matters contained in this news release and other information contained in the Company's SEC filings, may express "forward- looking statements" that involve risk and uncertainties, including statements concerning future events or performance and assumptions and other statements that are other than statements of historical facts. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Readers are advised that various factors, including but not limited to---changes in laws, regulations or Generally Accepted Accounting Principles; the Company's competitive position within its market area of increasing consolidation within the banking industry; certain customers and vendors of critical systems or services failing to comply with year 2000 programming issues; unforeseen changes in interest rates; any unforeseen downturns in the local, regional or nation economies- --could cause the Company's actual results or circumstances for future periods to differ materially from those anticipated or projected.

      Banknorth does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.